NBCU Call Option I Agreement

CALL AGREEMENT

CALL AGREEMENT, dated as of May 4, 2007 (this “Agreement”), by and among CIG Media LLC (“CM”), a Delaware limited liability company controlled by Citadel Limited Partnership, an Illinois limited partnership (“CLP”), and NBC PALM BEACH INVESTMENT II, INC., a California corporation (the “Investor”).

WITNESSETH:

WHEREAS, on May 3, 2007, ION Media Networks, Inc., a Delaware Corporation (the “Company”), NBC Universal, Inc., NBC Palm Beach Investment I, Inc., the Investor, and CM entered into the Master Transaction Agreement (the “Master Transaction Agreement”) which provides for a restructuring of the Company’s ownership and capital structure (the “Transaction”), including, among other things, the transfer of the call right (the “Original Call Right”) granted pursuant to the Original Call Agreement (as defined below) to CM; and

WHEREAS, pursuant to Section 11.01 of the Master Transaction Agreement, the execution and delivery of this Agreement is a condition to the commencement of the transactions contemplated by the Master Transaction Agreement; and

WHEREAS, following the exercise and closing of the Original Call Right, CM wishes to grant the Investor the right to purchase the Call Shares (as defined below), subject to the terms and conditions of this Agreement; and

WHEREAS, on the Effective Date and after giving effect to the consummation of the transactions contemplated by the Original Call Agreement, CM shall be the record and beneficial owner of the Call Shares.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. As used in this definition,

“control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law or executive order to close.

“Call Closing” has the meaning assigned to it in Section 2.4.

“Call Notice” has the meaning assigned to it in Section 2.3.

“Call Period” means the five-year period commencing on the earlier of the Business Day following (i) the six-month anniversary of the Effective Date and (ii) the date on which the Class A Common Stock is deregistered with the Securities and Exchange Commission, provided that the Call Period shall be automatically extended for successive five-year periods commencing upon each successive five year anniversary of the Effective Date.

“Call Price” has the meaning assigned to it in Section 2.2.

“Call Right” has the meaning assigned to it in Section 2.2.

“Call Shares” means the 8,311,639 shares of Class B Common Stock and 15,455,062 shares of Class A Common Stock owned by CM, and any shares of common stock of the Company or other securities that may be received by CM with respect to such Call Shares (x) as a result of a stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to Call Shares or (y) in a merger, consolidation, combination, reclassification, recapitalization or similar transaction involving the Company.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“CLP” has the meaning assigned to it in the Preamble

“CM” has the meaning assigned to it in the Preamble.

“Common Stock” means the Class A Common stock and the Class B Common Stock.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the

Telecommunications Act of 1996) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Company” has the meaning assigned to it in the Recitals.

“Effective Date” means the date of the closing of the transactions contemplated by the Original Call Agreement.

“Exercise Notice” has the meaning assigned to it in Section 2.3(b).

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Application” means the application to be filed with the FCC, if such application is required to be filed under the Communications Act, in connection with the exercise of the Call Right by the Investor requesting that the FCC consent to the Transfer of the Call Shares pursuant to this Agreement.

“Final Order” means an action or actions by the FCC that have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investor” has the meaning assigned to it in the Preamble.

“Law” means any provision of any (i) federal, state, provincial, local, foreign or similar statute, law, ordinance, regulation, rule, code, administrative interpretation, regulation or other requirement of any Governmental Authority or (ii) Governmental Order.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

“Master Transaction Agreement” has the meaning assigned to it in the Recitals.

“NBCU” means NBC Universal, Inc., a Delaware corporation.

“Original Call Agreement” means the Call Agreement, dated as of November 7, 2005, among Mr. Lowell W. Paxson, certain of his Affiliates and the Investor, as such agreement may be amended from time to time.

“Original Call Right” has the meaning assigned to it in the Recitals.

“Paxson Stockholders” has the meaning assigned to it in the Master Transaction Agreement.

“Permitted Liens” means (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable, (iv) Liens arising under federal or state securities laws and (v) Liens arising under the Stockholders’ Agreement.

“Person” means an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

“Put/Call Agreement” means the Put/Call Agreement, dated as of the date hereof, between NBCU and CM.

“Restricted Period” means the period commencing on the Effective Date and ending on the later of the Business Day following the earlier of (i) the six-month anniversary of the Effective Date and (ii) the deregistration of the Class A Common Stock with the Securities and Exchange.

“Restricted Transfer Period” has the meaning assigned to it in Section 2.5.

“Series F Non-Convertible Preferred” means the 8% Series E Non-Convertible Preferred Stock, par value $.001 per share, of the Company, to be issued pursuant the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series E Non-Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof, to be filed with the Secretary of State of the State of Delaware.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of May 4, 2007, among the Company, NBCU and CLP, as from time to time amended, modified or supplemented.

“Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by the Company.

“Transaction” has the meaning assigned to it in the Recitals.

“Transaction Agreements” has the meaning assigned to it in the Master Transaction Agreement.

“Transfer” means, with respect to the Call Shares or the Call Right, any assignment, pledge, offer or other transfer or disposal of any interest in such shares or right.

“2005 Agreements” has the meaning assigned to it in the Master Transaction Agreement.

ARTICLE II

CALL RIGHT

Section 2.1 Effectiveness. The Call Right granted pursuant to Section 2.2(a) shall be effective as of the date of the closing of the acquisition of the Call Shares by CM pursuant to the Original Call Agreement.

Section 2.2 Call Right. (a) CM hereby grants to the Investor, effective as of the Effective Date, an irrevocable right following the Restricted Period to purchase from CM during the Call Period all of the Call Shares on the terms and conditions set forth herein (the “Call Right”). The Call Right shall be granted as part of the mutual consideration set forth in the transactions described in the Master Transaction Agreement, including, without limitation, Sections 2.02 and 2.05 in the Master Transaction Agreement.

(b) Following the Restricted Period, at any time during the Call Period, the Investor may exercise the Call Right, in whole but not in part, and subject to the terms and conditions set forth herein, purchase from CM the Call Shares for a purchase price (the “Call Price”) equal to the sum of (1) $0.40 multiplied by all of the shares of Class B Common Stock owned by CM on the Effective Date which are Call Shares and are delivered at the Call Closing and (2) $0.40 multiplied by all of the shares of Class A Common Stock owned by CM on the Effective Date which are Call Shares and are delivered at the Call Closing. The price per share of Class B Common Stock and Class A Common Stock specified in the previous sentence and the Call Price shall be equitably adjusted to reflect any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock after the date hereof and on or prior to the Call Closing.

Section 2.3 Exercise of Call Right; Call Notice. (a) Following the Restricted Period, exercise of the Call Right shall be accomplished by the Investor sending notice of such exercise (the “Call Notice”) to CM at the address provided for in Section 5.1 of this Agreement at any time during the Call Period. The Call Notice shall state the Call Price and the place at which the Call Closing will be conducted.

(b) In the event the Investor determines to exercise the Call Right, the Investor shall deliver written notice to CM stating that the Investor intends to exercise the Call Right and requesting that CM cooperate (and that CM use its commercially reasonable best efforts to cause the Company and its Subsidiaries to cooperate) with the Investor to file any applications that may be required in connection with the exercise of the Call Right, including the FCC Application, if applicable, and under the HSR Act (the “Exercise Notice”). As promptly as practicable, but in no event later than 20 Business Days after the giving of the Exercise Notice, the parties shall (and CM shall use its commercially reasonable best efforts to cause the Company and its Subsidiaries to) make any filings required under the Communications Act and/or HSR Act.

Section 2.4 Call Closing. (a) The closing (the “Call Closing”) of the exercise of the Call Right and the purchase and sale of the Call Shares shall occur as promptly as practicable following, but in no event less than five Business Days following, the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority or any required third party consent referred to in Section 4.1(b) below, including, without limitation, (i) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Call Shares and (ii) approval by the FCC of the FCC Application, which approval shall have become a Final Order, subject to the last sentence of this Section 2.4(a). If the Call Closing shall not have occurred on or before the 18-month anniversary of the date of the Exercise Notice, then such Exercise Notice shall be of no further force and effect and neither CM nor the Investor shall be obligated to consummate the Call Closing with respect to such Exercise Notice; provided that following such date, this Agreement and the Call Right shall continue in full force and effect and the Investor shall retain all rights hereunder subject to the terms and conditions contained herein. The Call Closing shall occur at the place designated in the Call Notice. The requirement for a Final Order may be waived by the Investor in its sole discretion.

(b) At the Call Closing, (i) CM shall deliver to the Investor certificates representing all of the Call Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed thereto free and clear of all Liens other than Permitted Liens, and (ii) the Investor shall pay the Call Price by wire transfer in immediately available funds to the account or accounts specified by CM. CM shall furnish necessary account information at least two Business Days prior to the Call Closing.

Section 2.5 Limitation on Transfer of the Call Shares by CM. From the Effective Date until the earlier of (i) the Call Closing or (ii) the expiration of the Call Period (the “Restricted Transfer Period”), except as provided in the Put/Call Agreement, CM shall not

Transfer any of the Call Shares; provided, however, that, subject to applicable Law, at any time during the Restricted Transfer Period CM may Transfer all (but not less than all) of the Call Shares in connection with the Transfer by CM and its Affiliates of all of the securities of the Company owned by CM and its Affiliates; provided, further, however, except as provided in the Put/Call Agreement, it shall be a condition of such Transfer that the transferee of the Call Shares agrees in writing to assume all of the obligations of CM under this Agreement and that the Call Shares continue to be subject to the Call Right in accordance with the terms and conditions of this Agreement.

Section 2.6 Conversion of Call Shares. During the Restricted Transfer Period, CM shall not convert any of the Call Shares into any other security of the Company.

Section 2.7 Legends. CM agrees to, and will request the Company to cause, the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Call Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 4, 2007, AMONG ION MEDIA NETWORKS, INC., CIG MEDIA LLC AND NBC UNIVERSAL, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE PUT/CALL AGREEMENT DATED AS OF MAY 4, 2007 BETWEEN NBC UNIVERSAL, INC. AND CIG MEDIA LLC.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CALL AGREEMENT DATED AS OF MAY 4, 2007, BETWEEN CIG MEDIA LLC AND NBC PALM BEACH INVESTMENT II, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

Section 2.8 Termination of the Call Right. The right of the Investor to purchase the Call Shares pursuant to this Agreement shall terminate upon the earliest to occur of the (i) expiration of the Call Period prior to the delivery of the Exercise Notice by the Investor to CM and (ii) written consent of the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of CM. CM represents and warrants to the Investor as follows:

(a) Existence; Compliance with Law. CM is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. CM is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of CM to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by CM of this Agreement, the performance by CM of its obligations hereunder and the consummation by CM of the transactions contemplated hereby have been duly authorized by all requisite action on the part of CM and its members. This Agreement has been duly executed and delivered by CM, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of CM, enforceable against CM in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c) have been obtained or have occurred and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Investor, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the limited liability company agreement (or similar organizational documents) of CM, (ii) conflict with or violate any Law or Governmental Order applicable to CM or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which CM or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of CM to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) Governmental Consents. The execution, delivery and performance by CM of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications

Act in connection with the exercise of the Call Right, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by CM of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to the Investor.

(d) Capitalization; Ownership. As of the Effective Date, CM will own the Call Shares. Upon delivery of and payment for the Call Shares at the Call Closing as provided herein, the Investor shall acquire good title to the Call Shares delivered by CM, free and clear of all Liens other than Permitted Liens. As of the date hereof, CM is not a party to, and has no knowledge of, any voting trust, proxy or any other agreement or understanding with respect to the Call Shares other than as created by the Transaction Agreements.

Section 3.2 Representations and Warranties of the Investor. The Investor represents and warrants to CM as follows:

(a) Existence; Compliance with Law. The Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. The Investor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Investor of this Agreement, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Investor and its stockholders. This Agreement has been duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c) have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to CM, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Investor, (ii) conflict with or violate any Law or Governmental Order applicable to the Investor or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) Governmental Consents. The execution, delivery and performance by the Investor of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in connection with the exercise of the Call Right, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Investor of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to the other party hereto.

ARTICLE IV

OTHER AGREEMENTS

Section 4.1 Governmental Filings; Consents. (a) Each of the parties to this Agreement shall use its commercially reasonable best efforts to obtain (and CM shall use its commercially reasonable best efforts to cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including approval by the FCC of the FCC Application pursuant to Section 310(d) of the Communications Act and any approvals required under the HSR Act, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to use its commercially reasonable best efforts to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with obtaining such authorizations, consents, orders and approvals, including the FCC Application or pursuant to the HSR Act.

(b) Following receipt of the Exercise Notice, CM shall, or shall use its commercially reasonable best efforts to cause the Company and the Subsidiaries to, give promptly such notices to third parties and use its or their reasonable best efforts to obtain such third party consents and estoppel certificates as the Investor and CM may in their reasonable discretion deem necessary in connection with the transactions contemplated by this Agreement. The Investor shall cooperate and use all reasonable efforts to assist CM in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither the Investor nor CM shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which such party in its reasonable discretion may deem adverse to the interests of such party, the Company or any Subsidiary.

Section 4.2 Inconsistent Actions. Once the FCC Application has been filed, and for so long as it is pending, neither the Investor nor CM shall take any action that could reasonably be expected to delay or hinder the grant of the FCC Application.

Section 4.3 Distribution. Investor shall acquire the Call Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Call Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities or “blue sky” laws.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

(a)           If to the Investor, to:

NBC Palm Beach Investment II, Inc.
c/o NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-664-7024
Fax: 212-664-4733

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

(b)           If to CM, to:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: Matthew B. Hinerfeld
Tel: 312-395-3167
Fax: 312-267-7628

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert Schwenkel
Steven Steinman
Tel: 212-859-8000
Fax: 212-859-4000

and

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401
Attention: General Counsel
Tel: 561-659-4122
Fax: 561-655-9424

Section 5.2 Entire Agreement; Amendment; Waiver. The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 5.4 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

Section 5.6 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.6.

Section 5.7 Successors and Assigns; Third Party Beneficiaries. CM may not assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor, provided that without the prior written consent of the Investor, CM may assign this Agreement or assign its rights and delegate its duties to an Affiliate or in connection with a transfer permitted under Section 2.5 of this Agreement, but no such assignment or delegation shall relieve CM of any of its obligations hereunder. Following the Restricted Period, the Investor may freely assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of CM; provided, however, that in the event of any assignment or delegation to an Affiliate, no such assignment or delegation shall relieve the Investor of any of its obligations hereunder and; provided, further, however, that any such assignment by the Investor shall only be made in compliance with the applicable rules and regulations of the FCC and the Securities Exchange Commission. The Investor may not assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement during the Restricted Period. Any assignee of the Investor pursuant to this Section 5.7 shall be deemed to be the Investor for all purposes under this Agreement. Any purported assignment in violation of this Section 5.7 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and permitted assignees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assignees, and for the benefit of no other Person.

Section 5.8 Remedies. No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing among the Investor, the Company and CM and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 5.9 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

Section 5.10 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representative all as of the date first above stated.

CIG MEDIA LLC

By:	Citadel Limited Partnership, its Manager

By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director and Deputy General Counsel

NBC PALM BEACH INVESTMENT II, INC.

By:	/s/ Lynn A. Calpeter
Name: Lynn A. Calpeter
Title: Vice President and Treasurer